Exhibit 10.1
FIRST AMENDMENT
to
AGREEMENT FOR ANTIBODY DISCOVERY AND DEVELOPMENT
This is a first amendment (this “Amendment”) effective as of March 26, 2010 to the Agreement for Antibody Discovery and Development dated July 25, 2008 related to antibodies to MASP-2 (the “Agreement”) between Omeros Corporation (“Omeros”), a Washington corporation having an address at 1420 Fifth Avenue, Suite 2600, Seattle, Washington 98101, and Affitech AS (“Affitech”), having an address at Oslo Research Park, Gaustadalléen 21, N-0349 Oslo, Norway. Unless otherwise defined herein, all initially-capitalized terms used in this Amendment shall have the same definition as set forth in the Agreement.
Whereas Affitech has with funding from Omeros generated First Generation Candidate scFv antibodies (the “Mother Clones”) in accordance with the Agreement and has conducted affinity maturation of the Mother Clones to yield affinity-matured scFv antibodies (the “Daughter Clones”).
Whereas Omeros has undertaken the costs to have one or more of the Daughter Clones converted by a third party to one or more full-length IgG formats to produce “IgG Daughter Clones” for further evaluation.
Whereas Affitech wishes to accelerate the receipt of financial consideration from Omeros under the Agreement and Omeros wishes to reduce its potential long term financial obligations under the Agreement.
Therefore, for the above and other consideration, Omeros and Affitech agree that the Agreement is hereby amended as follows:
1.	Accelerated Payment. Omeros agrees to pay to Affitech the one time sum of five hundred thousand US dollars (US$500,000) (the “Buy Out Payment”) payable in two payments of two hundred fifty thousand US dollars (US$250,000) each, with a first payment to be wired to Affitech by no later than 5:00 pm in Seattle on March 30, 2010 to an account designated by Affitech and a second payment to be wired to Affitech by no later than 5:00 pm in Seattle on April 5, 2010 to such account, provided, however, that the parties may mutually agree in writing to an alternate payment schedule.
2.	Release of Future Payments. In consideration of and effective upon the receipt of the Buy Out Payment, Affitech hereby releases Omeros from any and all obligation or liability for any and all payments to Affitech that have not previously been paid under the Agreement, including, without limitation, the Milestone II Fee, all Development Milestone Payments and all Sales Royalties.
3.	Release of Development Obligations. Effective upon the receipt of the Buy Out Payment, Omeros hereby releases Affitech of any and all obligations to complete any additional Services under the Agreement or to deliver any additional Deliverables under the Agreement. Effective upon the receipt of the Buy Out Payment, Affitech hereby releases

Omeros of any and all obligations to develop and/or commercialize a Final Candidate or any other antibody under the Agreement. Both Parties shall be excused from further participation in the JAC.
4.	Intellectual Property. The intellectual property provisions set forth in Section 7 of the Agreement shall remain in full force and effect except that: (a) the Field Exclusivity under Section 7.4 of the Agreement shall subsist so long as any claim in any patent or patent application included in the Omeros Pre-existing Intellectual Property related to MASP-2 or in the New Omeros Intellectual Property remains pending or issued and enforceable; and (b) Subsection 7.5 concerning limitations in the event of a breach by Omeros of its original obligation to develop Affitech-Originated MASP-2 Antibodies shall have no further force and effect. The provisions of Subsection 8.6, concerning Omeros’ right to terminate without cause and related payment and intellectual property reversion provisions, shall have no further force and effect.
5.	Additional Representations and Warranties.
5.1.	Affitech hereby acknowledges that the representations and warranties of Section 9.2(b) of the Agreement shall continue to apply to the Daughter Clones and any IgG Daughter Clones converted therefrom. Affitech shall provide Omeros with copies of opinion of counsel previously obtained by Affitech and related to such issues, which Omeros acknowledges shall be covered by the terms of the Joint Defense Agreement between Affitech and Omeros dated September 8, 2009.
5.2.	Affitech hereby represents and warrants that, to its knowledge, the sequences of the Mother Clones and the Daughter Clones have not previously been published or publicly disclosed by Affitech and that the Mother Clones and Daughter Clones have not been made publicly available by Affitech.
6.	All other terms of the Agreement remain in force and unchanged.
This Amendment is accepted and acknowledged by each Party through the signature of its authorized representative below:

AFFITECH AS			OMEROS CORPORATION

By:	/s/ Martin Welschof		By:	/s/ Gregory A. Demopulos

	Name:	Martin Welschof, Ph.D.		Name:	Gregory A. Demopulos, M.D.
	Title:	Chief Operating Officer		Title:	Chairman & CEO
	Facsimile: +47 22 95 83 58			Facsimile: 206 676 5005

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